Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Receives Multiple ROSA Order from Major US City Alliance

Detroit, Michigan, April 25, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received an order for 4 ROSA security robots from a major US city’s business alliance group.

The end-user client is a non-profit organization, based in one of the top 50 metropolitan areas in the US. The organization works to create a safer, cleaner environment for every person that lives, works, plays, or visits the metropolitan area’s downtown district. The nonprofit’s mission is to help attract residents, employers, and investment opportunities to the city.

The initial 4 ROSA security devices will be deployed throughout one of the downtown area’s popular outdoor-seating restaurant districts. One of the popular features of ROSA is its programmable messaging, both visual and audible, that will be utilized in this deployment to help communicate with patrons. As an example, when the restaurants are about to close at the end of the evening the ROSAs will autonomously initiate a persuasive ‘it’s time to go home’ message, while continuing their security and safety post orders.

“This initial ROSA deployment is expected to expand within the city, and scale throughout other major metro areas,” said Troy McCanna. “We’re talking about deploying as many as 100 ROSAs through this alliance alone.” McCanna, who enjoyed a distinguished 23-year career with the FBI, joined RAD in early 2022 and now serves as RAD’s Chief Security Officer.

The Company noted that the 4 ROSA units are expected to be deployed and activated in early June, 2023.

“Since our inception, we have been working to place RAD solutions throughout major cities across the country,” stated Mark Folmer, CPP, FSyI, President of RAD. “This is an ideal deployment for ROSA, acting as a force-multiplier to the security that’s in place now, while providing an extra layer of personal-touch, concierge services.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz